UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ENTRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Capitalized terms used but not defined in this filing shall have the meanings ascribed to them in the Definitive Proxy Statement filed with the Securities and Exchange Commission by Entrust, Inc. (the “Company”) on May 12, 2009 (the “Proxy Statement”) relating to a special meeting of the Company stockholders to vote on the merger contemplated by the Agreement and Plan of Merger by and among HAC Holdings, Inc. (“Newco”), HAC Acquisition Corporation and the Company dated as of April 12, 2009.

“Go-Shop” Update

Under the terms of the Merger Agreement, from the period following the signing of the Merger Agreement until 11:59 p.m., Eastern time, on May 13, 2009 (the “Go-Shop Period”), the Company was permitted, on the terms and subject to the conditions of the Merger Agreement, to initiate, solicit or encourage the submission of one or more “Acquisition Proposals” within the meaning of the Merger Agreement, and to participate in discussions and negotiations with one or more persons with respect to any Acquisition Proposals received by the Company or any other proposals that could reasonably be expected to lead to an Acquisition Proposal. During the Go-Shop Period, the Company and its advisors interacted with 35 separate parties to discuss their interest in making a proposal to acquire the Company.

As a result of the Company’s solicitations during the Go-Shop Period, the Company received written, non-binding indications of interest from three separate parties during the Go-Shop Period, each of which contemplates a per share price payable to Company stockholders that is higher than the per share price contemplated by the Merger Agreement, but is subject to significant conditions, including completion of further due diligence and negotiation of definitive agreements. After careful deliberation and consultation with the Company’s financial advisor and legal counsel, the Company has qualified each of the three parties from whom the Company has received an indication of interest as an “Excluded Party” under the Merger Agreement. As a result, the Company intends to provide additional due diligence materials to, and to continue discussions and negotiations with, each of these parties as permitted under the Merger Agreement. There can be no assurances, however, that any of these non-binding indications of interest will result in a “Superior Proposal” within the meaning of the Merger Agreement.

The Company will disclose if and when it determines to either amend the terms of the Merger Agreement or terminate the Merger Agreement to accept a Superior Proposal. In the absence of any such amendment or termination, the Company does not intend to update the disclosure set forth in the Proxy Statement or in this filing. If no additional disclosure is made prior to the special meeting, Company stockholders should assume that no Superior Proposal resulted from the non-binding Acquisition Proposals received during the Go-Shop Period.

Notwithstanding the foregoing, the Company reiterates that its board of directors has determined that Merger contemplated by the Merger Agreement is fair to and in the best interests of Entrust and its stockholders, and unconditionally recommends that all Entrust stockholders vote “FOR” the approval of the Merger contemplated by the Merger Agreement at the special meeting of stockholders to be held on June 8, 2009.

As required pursuant to the Merger Agreement, the Company notified Newco of the number of Excluded Parties designated by the Board and provided Newco with a copy of each of the written non-binding indications of interest. Newco sent the following letter to the Company in response:

HAC Holdings, Inc.

c/o Thoma Bravo, LLC

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

May 14, 2009

Entrust, Inc.

One Lincoln Center

5400 LBJ Freeway, Suite 1340

Dallas, Texas 75240

Ladies and Gentlemen:

We are in receipt of your notice dated today regarding the results of the go shop process contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 12, 2009, by and among HAC Holdings, Inc., a Delaware corporation (“HAC”), HAC Acquisition Corporation, a Maryland corporation, and Entrust, Inc., a Maryland corporation (“Entrust” or the “Company”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement. We strongly disagree with the conclusions reached in your letter and reserve all of our rights with respect thereto. Specifically:

1.	We have reviewed the three “proposals” and do not believe that any of them meet the initial conditions of being an Excluded Party for purposes of the Merger Agreement. To be an Excluded Party under the Merger Agreement, a person must have submitted an Acquisition Proposal that “constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal.” Due to the substantial conditionality in each of the three proposals, we believe none of them could reasonably be expected to lead to a Superior Proposal within the period remaining before closing. Failing to meet the requirements of being an Excluded Party means, among other things, that Entrust should not give these parties continued access to diligence materials, and that any deal with any of these parties would be subject to the full Company Termination Fee.

2.	We note in particular that certain of the bidders have not identified any sources of equity financing for the transaction. In the first instance, the fact that these parties have failed to identify such financing thus far suggests that it is unlikely that they will be able to do so in the near future. Further, we strongly believe that any equity sponsor that they may team up with would not be an Excluded Party under the terms of the Merger Agreement, and thus Entrust is prohibited under the terms of the Merger Agreement from providing diligence materials to any such person or encouraging such person to submit a proposal, and any unsolicited proposal that any such person may submit would ultimately be subject to the full Company Termination Fee. We further note in that regard that we would expect Entrust to enforce the terms of its confidentiality agreements so as to prevent the three parties from further shopping this transaction. The go shop period is over.

3.	We are scheduled to close this transaction in approximately three weeks time. We are very concerned that management time and attention spent dealing with these proposals will erode our ability to close the transaction in a timely fashion. Entrust has a contractual obligation to work with us to get this deal closed and we believe that diluting management’s time and attention given to our deal will put the closing at risk. We note in that regard that critical discussions have already been cancelled by the Company. This is not consistent with the Company’s obligations under the Merger Agreement.

Please be advised that HAC reserves all of its rights and remedies for any breaches of the Merger Agreement, including the breaches referenced above. HAC believes that it would be irreparably damaged if these breaches were to continue.

Very Truly Yours, HAC HOLDINGS, INC.

By:	/s/ Scott Crabill
	Name:	Scott Crabill
	Its:	President